Exhibit 99.1

For release: August 4, 2017

Contact: John K. Lines, SVP

Phone: (615) 890-2020

NHC Reports Second Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE-American: NHC), the nation's oldest publicly traded senior health care company, today announced net operating revenues for the three months ended June 30, 2017 totaled $239,457,000 compared to $227,768,000 for the same three-month period in 2016, an increase of 5.1%. For the three months ended June 30, 2017, net income attributable to NHC was $10,655,000 compared to $11,866,000 for the quarter ended June 30, 2016. Excluding the operating losses from the two newly constructed skilled nursing facilities and three assisted living facilities placed in service in 2016 and 2017, net income attributable to NHC for the quarter ended June 30, 2017 would have been $11,467,000.

Net income was $0.70 per common share basic for the quarter ended June 30, 2017 compared to $0.78 per common share basic for the quarter ended June 30, 2016.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 skilled nursing centers with 9,597 beds. NHC affiliates also operate 36 homecare programs, five independent living centers and 25 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Revenues:
Net patient revenues	$227,847	$216,487	$455,806	$434,593
Other revenues	11,610	11,281	22,894	22,763
Net operating revenues	239,457	227,768	478,700	457,356

Costs and Expenses:
Salaries, wages and benefits	142,684	135,068	280,739	265,088
Other operating	62,856	57,306	126,739	118,615
Facility rent	10,079	10,319	20,167	20,646
Depreciation and amortization	10,481	9,495	20,776	18,849
Interest	1,219	939	2,277	1,893
Total costs and expenses	227,319	213,127	450,698	425,091

Income Before Non-Operating Income	12,138	14,641	28,002	32,265
Non-Operating Income	5,189	4,925	9,957	9,698

Income Before Income Taxes	17,327	19,566	37,959	41,963
Income Tax Provision	(6,758)	(7,700)	(14,757)	(16,398)
Net Income	10,569	11,866	23,202	25,565

Loss Attributable To Noncontrolling Interest	86	-	181	-

Net Income Attributable to National HealthCare Corporation	$10,655	$11,866	$23,383	$25,565

Earnings Per Common Share
Basic	0.70	$0.78	$1.54	$1.69
Diluted	0.70	$0.78	$1.54	$1.68

Weighted average common shares outstanding
Basic	15,189,818	15,266,559	15,181,700	15,091,732
Diluted	15,220,448	15,289,104	15,216,336	15,212,275

Dividends declared per common share	$0.48	$0.45	$0.93	$0.85

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2017	2016
Cash and marketable securities	$208,985	$164,348
Restricted cash and marketable securities	169,702	188,958
Current assets	328,731	290,857
Property and equipment, net	555,529	559,624
Total assets	1,100,246	1,087,447
Current liabilities	137,048	150,928
Long-term debt	120,000	120,000
NHC Stockholders' equity	688,669	669,611
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Selected Operating Statistics
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Per Diems:
Medicare	$462.08	$449.94	$462.24	$447.41
Managed Care	407.16	399.04	409.42	401.57
Medicaid	176.31	173.87	176.68	173.82
Private Pay and Other	232.91	224.80	232.29	223.70

Average Per Diem	$262.38	$254.69	$263.37	$255.26

Patient Days:
Medicare	118,755	117,472	242,651	242,164
Managed Care	62,542	56,033	122,160	111,702
Medicaid	318,605	318,757	633,893	636,218
Private Pay and Other	181,613	175,999	358,488	350,608

Total Patient Days	681,515	668,261	1,357,192	1,340,692

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